Exhibit 99.2

SenesTech Announces Appointment of Vector and Pest Control Industry
Veteran
Joel Fruendt as Chief Executive Officer

PHOENIX, Ariz., November 14, 2022.  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced the appointment of Joel Fruendt as SenesTech’s new Chief Executive Officer, succeeding Ken Siegel. Mr. Siegel, who is expected to retire at the end of the year, will remain as an Executive Director, in a consultative role, through the transition period. This leadership transition is part of SenesTech’s ongoing strategic plan to drive the commercialization of ContraPest, its flagship product.

Mr. Fruendt is a seasoned chief executive with over 15 years of leadership experience in the vector and pest control industry where he was the Vice President and General Manager of Clarke Environmental Inc., a leading vector and pest control products and services company. From Clarke, he brings extensive expertise in the development and manufacturing of EPA registered chemical control products, commercialization and sales of those products, and leading large sales and service organizations. Most recently he served as President and CEO of a global manufacturing company in the reflective technology and safety industry, where he spearheaded their successful revenue and profit growth through innovation and efficiency initiatives.

Mr. Fruendt brings a passion and commitment to sustainable, effective solutions to pest control challenges, and a direct connection to SenesTech’s industry partners.

“I believe that SenesTech has developed an effective, sustainable, and earth-friendly tool for integrated pest management that focuses on fertility control as a method to reduce overall rodent populations,” said Mr. Fruendt. “The industry is in need of an IPM tool which reduces reliance on lethal chemicals and offers a sustainable solution, and ContraPest is the answer.”

“Over the past three and a half years, we have laid the groundwork for the successful commercialization of ContraPest. We have completed necessary field work, we have improved the product’s performance and delivery, we have initiated the needed awareness in the commercial end user market, and we have enhanced our relationships with pest control partners,” said Mr. Siegel. “This is an ideal time for Joel to bring his unique skills and experience to further those relationships and take ContraPest to the next level.”

“We very much appreciate the contributions Ken has made. He created the foundation for growth, and set us on the right trajectory. With this foundation, we felt comfortable in starting an extensive and thorough process to identify a new CEO to take us to the next stage,” said Dr. Jamie Bechtel, SenesTech’s Board Chair.  “Through that process, we had the opportunity to evaluate a strong pool of applicants and impressive candidates emerged. However, individually and collectively, the Board came to a unanimous decision. Joel Fruendt was selected as the next CEO for SenesTech for several reasons, including his leadership experience, his experience as a sales executive, his extensive contacts in the pest control industry, and the importance he places on team building and cross-team collaboration.”

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our strategic plan to drive the commercialization of ContraPest; our belief that Mr. Fruendt brings a passion and commitment to sustainable, effective solutions to pest control challenges, and a direct connection to our industry partners; Mr. Fruendt’s belief that we have developed an effective, sustainable, and earth-friendly tool for integrated pest management that focuses on fertility control as a method to reduce overall rodent populations; Mr. Fruendt’s belief that the industry is in need of an IPM tool which reduces reliance on lethal chemicals and offers a sustainable solution, and ContraPest is the answer; our belief that over the past three and a half years, we have laid the groundwork for the successful commercialization of ContraPest; our belief that hiring Mr. Fruendt as our Chief Executive Officer will allow us to take ContraPest to the next level; and our belief that Mr. Siegel created our foundation for growth and set us on the right trajectory. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Registration Statement on Form S-1, filed with the SEC on October 24, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143